ASSUMPTION REINSURANCE AGREEMENT


                                 by and among


               World Service Life Insurance Company of America,

                    American Capitol Insurance Company and

                              Jeffrey Mark Gamble




                             Dated August 1, 1997

                    ASSUMPTION REINSURANCE AGREEMENT

     This Assumption Reinsurance Assumption Agreement ("Agreement") is made and entered into this First (1st) day of August, 1997, by World Service Life Insurance Company of America ("World Service"), American Capitol Insurance Company ("Reinsurer") and Jeffrey Mark Gamble ("Gamble").

                                   Recitals

A.   World Service is an Alabama domiciled stock life insurance company.

B. As of the date of this Agreement, World Service has in effect certain life insurance and annuity policies as specified and defined in Section
     2.1 below (sometimes referred to in this Agreement as the "Policies"), the holders of which reside in six (6) states in which World Service is licensed and otherwise qualified to do business.

C. Reinsurer is a Texas domiciled stock life insurance company licensed or otherwise qualified to do business in all jurisdictions where holders of the Transferred Policies reside except Tennessee and Kentucky.

D. Gamble owns 100% of the issued and outstanding stock of World Service and desires to relieve World Service of the contractual obligations expressed in this Agreement by substituting himself for World Service in respect to all such obligations.

E. In accordance with the terms and conditions as set forth in this Agreement, World Service and Gamble desire that Reinsurer reinsure and assume the future liabilities arising under the Policies and Reinsurer desires to reinsure and assume the future liabilities arising under the Policies.

                   Contextual and General Purpose Statement

     World Service and Reinsurer entered into an agreement in May, 1996, whereby the policies of World Service were reinsured and assumed by Reinsurer, and a similar agreement was entered into at the same time between World Service's wholly owned subsidiary, South Texas Bankers Life Insurance Company, a Texas domiciled insurer ("South Texas Bankers"), and Reinsurer. Said agreements were subject to a post-closing price adjustment. In connection with negotiating the post-closing price adjustment, the parties amended said agreements whereby the subject policies were coinsured and were not assumed, with Reinsurer reinsuring, or coinsuring, 91.42% of the policy risks and World Service and South Texas Bankers retaining the balance (the aforesaid percentage being an average, as the exact percentage for each company was slightly different). The first agreements and the amendment agreements were considered to be one agreement, simply changing what had been an "assumption" transaction to a "coinsurance" transaction, with related and other changes stated in the amendment agreements (the "Coinsurance Agreement"). The Coinsurance Agreement contemplated that World Service would reinsure and assume the policies of South Texas Bankers, which was accomplished in early 1997, after approval by the Texas Department of Insurance ("TDI"). The Coinsurance Agreement between Reinsurer and World Service had been reviewed/approved by the TDI (as part of its approval of the somewhat contemporaneous review/approval of the assumption by World Service of the South Texas Bankers policies). The Coinsurance Agreement between Reinsurer and World Service was approved by the Alabama Department of Insurance ("ADI"). The ADI approval order contained a condition that required the parties to use their best efforts to enter into an assumption reinsurance agreement regarding all of the subject policies on or before June 30, 1997. This Agreement is the result of the efforts by the parties to achieve the result contemplated by the ADI.

     During the period from the effective date of the first agreements (June 1, 1996) to the effective date of this Agreement (August 1, 1997) (herein referred to as the "coinsurance period"), Reinsurer has administered (pursuant to an administrative services agreement between Reinsurer and World Service and South Texas Bankers, respectively) all of the subject policies, and a monthly accounting and settlement has been made between the parties. Noting here that all of the subject policies were issued to fund preneed funeral contracts, a subsidiary of World Service, South Texas Bankers Life Insurance Agency, Inc. ("South Texas Agency"), held a license (or "permit") issued by the Texas Department of Banking ("TDB") permitting it to sell preneed funeral contracts in Texas which were funded by insurance policies issued by South Texas Bankers. (Prior to the issuance of the license to South Texas Agency, such a license had been issued to South Texas Bankers, but the role of South Texas Bankers in selling preneed contracts pursuant to its permit was assumed by South Texas Agency when it became licensed.) During the coinsurance period, Reinsurer performed administrative services for South Texas Agency, pursuant to an administrative services agreement, relating to the preneed contracts. As part of the transaction covered by this Agreement, by separate agreement the parties are transferring the preneed contracts from South Texas Bankers and South Texas Agency to Imperial Plan, Inc., a wholly owned subsidiary of Reinsurer which holds a license issued by the TDB, to be administered by an administrative services agreement between Reinsurer and Imperial Plan, Inc.

     During the coinsurance period, the need for certain financial adjustments to the Coinsurance Agreement has developed and the parties have settled these matters as set forth in this Agreement. Representations and warranties that were set forth in the Coinsurance Agreement and its predecessor agreements are incorporated in this Agreement and the representations, warranties and other obligations of the Coinsurance Agreement are confirmed to survive this Agreement if not inconsistent herewith. (It may be that developments during the coinsurance period indicated problems under one or more of the representations and warranties contained in the Coinsurance Agreement and reiterated and extended in this Agreement; this is intentional and the point is that the original representations and warranties still apply as to "going forward" matters.) Differences between policy obligations and non-policy (or "extra-contractual" obligations) arose and were settled as they arose as part of the monthly settlements (and as part of this Agreement), and the procedure was that Reinsurer obtained instructions from World Service as authority for paying or settling extra-contractual claims. Virtually all of the extra-contractual issues arose in connection with the South Texas Bankers policies. During the initial coinsurance period, World Service and South Texas Bankers negotiated with the TDI and TDB a settlement agreement regarding disputed issues, concluding the settlement agreement in mid-July, 1997. The parties anticipate that the settlement agreement, when implemented, will resolve most of the extra-contractual matters that surfaced during the initial coinsurance period. This Agreement is predicated upon the implementation of the settlement agreement.

     The parties intend that Reinsurer's obligations will be confined to the obligations expressly stated in the reinsured policies, and that any and all direct and indirect liabilities and costs caused by or arising from non-policy or extra-contractual claims have been, are and will continue to be the sole responsibility of World Service, except that Reinsurer has been responsible for its obligations as administrator under the administrative services agreement, and, going forward, Reinsurer will be responsible for its administrative role. Regarding hold harmless and indemnification obligations, in view of Gamble's desire to sell World Service as a "shell" without World Service having the burden of defending and/or indemnifying Reinsurer in respect to the subject policies, the parties agree that Reinsurer will look to Gamble and not to World Service. However, in the event World Service should incur liability or costs on account of extra-contractual liability or otherwise, Reinsurer shall have no duty to indemnify or hold harmless World Service, except that Reinsurer will have the duty to indemnify and hold harmless World Service against policy, or contractual, claims and costs related thereto. Gamble's indemnity and hold harmless obligation covers (in separate documentation) also any extra-contractual liabilities and costs in connection with the preneed contracts. To support Gamble's obligation to hold harmless and indemnify Reinsurer, an escrow fund in the amount of $100,000 is established, to be owned by Gamble but administered by Reinsurer, from which fund Reinsurer may draw any amount for which it believes Gamble has a duty to pay. If Gamble objects to a withdrawal, the dispute can be submitted to an arbitration panel. Accordingly, an arbitration agreement is established in connection with this Agreement, and the three panel members are placed in position as arbitrators at the outset. Gamble has certain ongoing obligations to provide Reinsurer with current financial information.

     The Agreement as stated hereinafter overrides and controls if there is any conflict or inconsistency with the foregoing "Contextual and General Purpose Statement" ("Statement"), which is provided solely to facilitate the interpretation and application this Agreement. Accordingly, no significance is to be attached to the fact that words chosen to state the foregoing Statement may be different from, or less exact than, the words chosen in the remainder of this Agreement, or that the foregoing Statement does not cover a subject or item that is contained in the remainder of this Agreement.

                             Terms and Conditions

     In consideration of the mutual benefits to be received by the parties hereto and the mutual covenants and agreements contained herein, the parties agree that the above "Recitals" and "Contextual and General Purpose Statement" are hereby adopted and made a part of this Agreement and further agree to the following terms and conditions:

                                   Article I

                                  Definitions

     Except as defined elsewhere in this Agreement, terms used with initial capitalization when the rules of grammar or form would not so require have the meanings set forth below:

(a)  The term "Accounting" has the meaning set forth in Section 5.1.

(b) The term "Transfer Value" means the consideration to be transferred to Reinsurer from World Service, not including the effect of the Ceding Fee, as set forth in Section 4.1.

(c)  The term "Ceding Fee" has the meaning set forth in Section 4.2.

(d) The terms "Reserves," "IBNR Claims Reserves" and "Policy Assets" have the meaning set forth in Section 11.5.

(e)  The term "Closing" has the meaning set forth in Section 14.1.

(f)  The term "Closing Date" has the meaning set forth in Section 14.1.

(g)  The term "Commissions" has the meaning set forth in Article VIII.

(h) The term "Contract Date" means the date of execution of this Agreement as set forth in the first paragraph of this Agreement.

(i) The term "Reinsured Policy Obligations" means benefits under and by virtue of the terms of the Transferred Policies that arise and become payable on account of a death or other event occurring on or after the Effective Date.

(j) The term "Defenses" means any (i) known or unknown, actual or contingent, rights, defenses, offsets, counterclaims, and cross-actions, and (ii) any and all rights, limitations, terms, conditions, and provisions provided for in this Agreement relative to the assumption of the Policies.

(k)  The term "Effective Date" means August 1, 1997.

(l) The terms "Transferred Policies," "Policies" or "Policy" have the meaning set forth in Section 2.1.

(m)  The term "Documents and Records" has the meaning set forth in Section
     7.1.

(n)  The term "Deadline Time" has the meaning set forth in Section 10.2(e).

(o) The term "April 30 Actuarial Appraisal" means the actuarial appraisal prepared by Actuarial Resources Corporation based on the insurance and annuity polices in force in World Service as of April 30, 1997.

(p) The term "Coinsurance Agreement" means the document or documents that constitute the coinsurance agreement between Reinsurer and World Service effective June 1, 1996.

(q) "World Service" means, when used as a modifier of, or in the context of, the subject Policies or the marketing or issuing of them, all of World Service's predecessors or subsidiaries or any other insurance company that marketed or issued any of the subject Policies.

(r) The term "South Texas Bankers" means South Texas Bankers Life Insurance Company, a Texas life insurance corporation which is a wholly owned subsidiary of World Service.

(s) The term "South Texas Bankers Agreement" means a Reinsurance and Assumption Agreement similar to this Agreement entered into between Reinsurer and South Texas Bankers on or about the same date as the Contract Date hereof and closed between the parties on the same date as the Closing Date of this Agreement.

(t) The term "Gamble" means Jeffrey Mark Gamble, an individual residing in Winchester, Tennessee.

                                  Article II

              Reinsurance and Assumption of Transferred Policies

     Section 2.1. Transfer and Ceding. Subject to the terms and conditions of this Agreement, World Service agrees to transfer and cede to Reinsurer and Reinsurer agrees to reinsure and assume all policies that were subject to, or covered by, the Coinsurance Agreement on the Effective Date ("Transferred Policies," the components of which [one or more, as the case may be] are sometimes referred to herein as "Policies" or "Policy"). It is the intent of the parties that the Transferred Policies shall include all of World Service's insurance and annuity policies in force in accordance with the terms of such policies as of the Effective Date.

     Section 2.2. Standard of Performance; Liability. Reinsurer covenants and agrees to administer all claims on the Transferred Policies and to service and otherwise handle the Transferred Policies in accordance with applicable state laws and regulations, beginning on the Effective Date. Beginning on the Effective Date, Reinsurer shall be liable for the payment of the Reinsured Policy Obligations. Reinsurer shall be liable for and shall defend at its own expense actions on account of any act, error, or omission of Reinsurer occurring on or after the Effective Date. Except for its liabilities as stated in the Coinsurance Agreement, Reinsurer shall not be liable for any claims or Policy benefits that arise or become payable by virtue of a death or other event occurring before the Effective Date.
Except for its liabilities as stated in the Administrative Services Agreement, Reinsurer shall not be liable for any actions, inactions, errors, or omissions made by World Service, and any of its respective employees, agents, and representatives in the solicitation, sale, servicing, renewal, or processing of any claim under the Transferred Policies or in communications with insureds, beneficiaries, or any other third party with respect to the Transferred Policies or on account of any event or fact occurring prior to the Effective Date. In addition, Reinsurer shall handle and pay the claims in its ordinary course of business that were incurred prior to the Effective Date but reported to Reinsurer on or after the Effective Date, such payments to be made out of and to the extent of the IBNR Claim Reserve Fund transferred to Reinsurer pursuant to Section 11.5 below.

     Section 2.3. Defenses. This Agreement and the reinsurance and assumption effected hereby shall have no effect upon, and Reinsurer shall succeed to all Defenses that World Service had, still has, or may have in connection with any current or potential claim and/or action on or under the Transferred Policies, all of which are hereby expressly preserved and assigned and transferred to Reinsurer. Reinsurer shall be entitled to exercise the Defenses to the fullest extent possible under the prevailing law and it is expressly provided that, by executing this Agreement, no Defenses are or will be waived, but the same are expressly preserved, and Reinsurer shall be duly subrogated thereto, whether the same are now known to exist or may hereafter be discovered.

     Section 2.4. Policy Reinstatement. Reinsurer agrees to assume World Service's obligations, if any, to reinstate any lapsed policy or policies that are entitled to reinstatement on the Effective Date under the terms of such policy or policies and that otherwise would be Transferred Policies. Reinsurer alone shall determine by exercise of its reasonable discretion whether a policyholder has fulfilled all requirements necessary to effect reinstatement of his or her policy or policies. Upon reinstatement, the lapsed policies shall be included in the Transferred Policies reinsured and assumed under the terms and conditions of this Agreement.

     Section 2.5. Payment of Benefits. Except as otherwise provided in this Agreement, Reinsurer shall pay benefits falling within the scope of the Reinsured Policy Obligations directly to the policyholders or other designated beneficiaries of the Transferred Policies in accordance with the terms of such policies.

                                  Article III

                            Assumption Certificate

     Section 3.1. Form of Assumption Certificate. Subject to compliance with regulatory requirements as set forth below in Article XIII below, Reinsurer shall issue assumption certificates to each holder of the Transferred Policies reinsured and assumed under this Agreement in substantially the form of Exhibit 3.1. The assumption represented by the assumption certificates is subject to the written terms and conditions of the Transferred Policies and this Agreement, and any Defenses that are now or may hereafter become available to World Service or Reinsurer.

     Section 3.2. Delivery of Assumption Certificate. Subject to compliance with regulatory requirements as set forth in Article XIII below, the assumption certificates shall be mailed to each holder of the Transferred Policies by first-class mail, postage prepaid, no later than six months following the Effective Date.

                                  Article IV

                       Transfer of Assets and Ceding Fee

     Section 4.1. Transfer of Assets. The Transfer Value shall be an amount equal to 8.58% ("World Service's Portion") of the Reserves and other policy liabilities attributable to the Transferred Policies determined as of July 31, 1997, and the assets equal to the Transfer Value to be transferred as herein provided shall consist of World Service's Portion of the policy loans (including due and accrued and unearned investment income thereon), and deferred and uncollected and advance premiums attributable to the Transferred Policies, and cash. However, the Transfer Value is to be based upon July 31, 1997, policy data which is not available for purposes of the Closing since it is expected that the Closing will occur before such data is available. Therefore, at the Closing, the Transfer Value shall be the estimated amount shown in Schedule 4.1 ("Pro Temp Transfer Value") to determine the amount and types of assets to be transferred to Reinsurer on the Closing Date. At the Closing, World Service shall transfer, assign, convey and deliver to Reinsurer the Pro Temp Transfer Value as shown on
Schedule 4.1, adjusted by the amount of the Ceding Fee attributable to the Transferred Policies, as described in Section 4.2. [Said Schedule 4.1 and
Schedule 4.2 exhibit a worksheet methodology to be used as the format for using the appropriate July 31, 1997, data to calculate the Transfer Value and Policy Assets, as well as the Ceding Fee based on the April 30 Actuarial Appraisal as set forth in this Article IV.] The cash portion of the Pro Temp Transfer Value (as adjusted by the amount of the Ceding Fee) shall be delivered by World Service to Reinsurer by wire transfer on the Closing Date to Reinsurer's designated bank account. On or before 30 days following the Closing Date, Reinsurer shall determine the amount of the actual policy reserves and other policy liabilities, and the amount of the Policy Assets, and shall provide the results of such determination to World Service. If the Pro Temp Transfer Value is larger than the Transfer Value determined by using the actual July 31, 1997, policy data, Reinsurer shall pay the amount of the difference to World Service within ten (10) business days following receipt of the July 31 policy data. If the Pro Temp Transfer Value is smaller than the Transfer Value determined by using the actual July 31 policy data, World Service shall pay the amount of the difference to Reinsurer within ten (10) business days following receipt of the actual July 31 policy data.

     Section 4.2. Ceding Fee. Subject to the terms and conditions of this Agreement, and in consideration of the transfer by World Service of all its respective rights, title, privileges, and prerogatives in the Transferred Policies, Reinsurer agrees that the Ceding Fee shall be World Service's Portion of the present value of the "Distributable Profit After FIT" of the Transferred Policies as determined by the April 30 Actuarial Appraisal based on the discount rate of 12% (the "12% Discount Value"), which is Eighty-Two Thousand, Five Hundred and Forty Dollars ($82,540) in the aggregate, subject to the following adjustments (the "Ceding Fee"):

However, the parties have agreed to settle certain matters in conjunction with the aforesaid Ceding Fee amount, which matters are identified as set forth in Exhibit 4.2, with the result that World Service will pay to Reinsurer at Closing the "net" Ceding Fee amount equal to $116,000 as shown on said Exhibit 4.2.

                                   Article V

                      Accounting Standards and Principles

     Section 5.1. Notice and Correction of Errors. If Policies falling within the scope of this Agreement are omitted from Schedule 4.1, or if any error is discovered in the data as reflected in the various calculations and accountings to be accomplished in accordance with this Agreement and the exhibits and schedules hereto ("Accounting"), or if any additional data is discovered by a party hereto, and those errors or additional data require revision of all or any portion of the Accounting, then the party discovering the error or additional information shall immediately give written notice thereof to the other party. Any payment required of a party because of such a revision shall be made promptly and in no event shall the payment be made more than one month after the parties agree to the amount of the payment to be made. Any adjustments in payments resulting from errors, omissions, or revisions as set out in this paragraph, if any, shall carry simple interest at the rate of 10% per annum from the Closing Date.

     Section 5.2. Reserves and Policy Assets Valuations. All reserves and other policy liabilities, and all valuations of policy loans and due and deferred premiums, with respect to the Transferred Policies shall be determined and calculated as set forth in Section 11.5 below.

                                  Article VI

                          Premiums and Other Receipts

     Section 6.1. Transfer of Receipts. All premiums and other receipts of any kind on the Transferred Policies received by any party or person on or after the Effective Date, shall be the sole property of Reinsurer. World Service shall account to Reinsurer for all monies, checks, drafts, money orders, postal notes, and other instruments relating to premiums and any other moneys that World Service receives on or after the Effective Date ("Instruments") and to which Reinsurer is entitled under this Agreement. World Service shall pay any amounts due Reinsurer under this Section 6.1 at the Closing. All Instruments delivered shall bear all necessary endorsements required to effect transfer to the Reinsurer. World Service shall deliver to Reinsurer all Instruments that it receives after the Closing Date to which Reinsurer is entitled under this Agreement within 10 business days after receipt.

     Section 6.2. Bank Drafts. After the Closing Date, Reinsurer shall have all rights of World Service under outstanding bank draft authorizations from policyholders that authorize withdrawal from policyholders' bank accounts to pay premiums on the Transferred Policies, to the extent permitted by the laws of the states in which the affected policyholders reside. World Service will cooperate with Reinsurer after the Closing to effect Reinsurer's ability to utilize or make substitutions for bank draft authorizations existing at the time of Closing, providing executed documentation if appropriate.

     Section 6.3. Collections. Reinsurer shall have the right and authority to collect for its own account all receivables and other items to be transferred by World Service to Reinsurer and to make any necessary endorsement without recourse and without warranties of any kind on any checks or other evidences of indebtedness received by Reinsurer on account of any such receivables or other items. World Service agrees to employ all reasonable efforts to secure the endorsements necessary to effect the transfers contemplated herein.

                                  Article VII

                                    Records

     Section 7.1. Access. To the extent that Reinsurer does not possess (in its role as administrator pursuant to the Administrative Services Agreement) all of the records and information concerning the Policies prior the Closing Date, World Service shall give Reinsurer reasonable access to records and information concerning the Policies. World Service shall cooperate with the reasonable efforts of Reinsurer to transfer the administration of the Transferred Policies to Reinsurer, to the extent not already accomplished by the date of Closing. World Service also agrees to deliver to Reinsurer on the Closing Date all of World Service's files, books, and records, to the extent not already delivered to Reinsurer, relating to the Transferred Policies ("Documents and Records") without charge. World Service has already transferred, delivered, assigned and conveyed to Reinsurer all of its data processing equipment, hardware and related implements, as well as all related operating and processing software, within World Service's possession or control ("data processing system"), used for the purpose of administration and servicing of the Transferred Policies without charge. In connection with such data processing system, World Service has or will assign and transfer to Reinsurer without charge all of its rights, title and interests in any service contracts, licenses, permits or agreements used or useful in operating or supporting the data processing system.

     Section 7.2. Delivery. Any and all correspondence, premiums, records or other documents coming to World Service after the Closing Date and pertaining to the Transferred Policies shall be delivered to Reinsurer within 10 days following receipt thereof, without charge.

                                 Article VIII

                                  Commissions

     Reinsurer does hereby assume and agree to pay the obligation of World Service with respect to commissions, service fees, and/or producer compensation under agent or broker commission contracts between World Service and its agents and/or brokers in connection with premiums paid or to be paid on the Transferred Policies which become due and payable on or after the Effective Date, not to exceed, however, the amount or amounts, as the case may be, shown in the April 30 Actuarial Appraisal in respect to the Transferred Policies ("Commissions"). Gamble agrees to indemnify and hold Reinsurer harmless from any liability, loss, or expense from claims of agents or brokers for commissions, service fees, or producer compensation in excess of said Commissions, and for any other claims of whatsoever nature.

                                  Article IX

                                  Litigation

     If any court of competent jurisdiction enjoins or otherwise orders or decrees (preliminarily or otherwise) that a party to this Agreement shall not perform any or all of its obligations under this Agreement, the other parties shall be absolutely relieved from performing any of their respective obligations hereunder, for however long as the injunction, order, or decree is in effect, but only to the extent that performance of any obligation would violate the injunction, order, or decree. The parties, including the party against which the injunction, order, or decree is entered, shall make all reasonable efforts, each at its own expense or pro rata if joint action is taken, to have the injunction, order, or decree dissolved and set aside.

                                   Article X

                                  Termination

     Section 10.1. Duration. Except as otherwise provided in this Article X, this Agreement may not be terminated and shall remain in full force and effect until all of the liabilities reinsured and assumed hereunder have been discharged or otherwise expire.

     Section 10.2. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)  by mutual written consent of World Service, Gamble and Reinsurer;

(b) by either World Service, Gamble or Reinsurer if the conditions set forth in Section 13.1 have not been satisfied prior to the Closing Date.

(c) by World Service or Gamble if the conditions set forth in Section 13.2 have not been satisfied or waived in writing by World Service, or any of Reinsurer's covenants required to be performed on or prior to Closing have not been performed or waived in writing by World Service, on or prior to Closing;

(d) by Reinsurer if the conditions set forth in Section 13.3 have not been satisfied or waived in writing by Reinsurer, or any of World Service's covenants required to be performed on or prior to Closing have not been performed or waived in writing by Reinsurer, on or prior to the Closing Date;

(e) by World Service, Gamble or Reinsurer at any time after 5:00 p.m., Houston, Texas time on August 31, 1997 ("Deadline Time").

     Section 10.3. Effect of Termination. In the event of any termination of this Agreement on account of Section 10.2, the Coinsurance Agreement shall continue in full force and effect.

                                  Article XI

          Representations and Warranties of World Service and Gamble

     World Service and Gamble hereby represent and warrant to Reinsurer that:

     Section 11.1.

(a) Organization and Existence of World Service. World Service is a Alabama-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Alabama. World Service has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

(b) Jeffrey Mark Gamble is an individual resident of Winchester, Tennessee. Jeffrey Mark Gamble shall be liable in respect to all obligations of Gamble expressed in this Agreement. Jeffrey Mark Gamble has heretofore provided to Reinsurer a financial statement dated December 31, 1996, which is incorporated herein by reference thereto for all purposes ("Gamble Financial Statement"). Jeffrey Mark Gamble hereby represents and warrants that said Gamble Financial Statement was prepared in conformity with generally accepted accounting principles applied on a consistent basis and presents fairly the financial condition of Gamble as of December 31, 1996, that all of the property reflected in said Gamble Financial Statement is free and clear of any and all claims from all parties unless reflected in said Gamble Financial Statement, and that since the date thereof there have been no material adverse changes in respect to Gamble's financial condition as reflected in said Gamble Financial Statement.

     Section 11.2. Qualification and Power. World Service is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

     Section 11.3. Validity: No Violation. This Agreement is a valid and binding obligation of World Service and Gamble, enforceable against them or any of them in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor compliance with any of the provisions of this Agreement by World Service or Gamble or either of them, will:

(a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of World Service, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which World Service, Gamble, or either of them, is a party or by which any of them may be bound;

(b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to World Service, Gamble, or either of them, or to any of their respective properties or assets; or

(c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of World Service, Gamble, or either of them, to be accelerated or increased.

     Section 11.4. No authorization, consent or approval of, or filing with, any public body or authority is necessary for World Service, Gamble, or either of them, to obtain for the consummation of this Agreement, except that such transaction requires the approvals, authorizations and clearances contemplated by Section 13.1(a) hereof. No authorization, consent or approval of any other person or entity is necessary for World Service or Gamble to obtain for the consummation of the transactions contemplated by this Agreement, and no person or entity has an option, right of first refusal or preferential right to purchase all or any part of the Transferred Policies or that is otherwise triggered as a result of the transactions contemplated hereby.

     Section 11.5. The reserves and other Policy liabilities with respect to each of the Policies included in the Transferred Policies for the period ended July 31, 1997, established on the books of World Service (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) are, or will be, based on actuarial assumptions that are in accordance with those specified in the related Policies and (iii) meet, or will meet, the requirements of the insurance laws of the State of Texas. In addition, the reserves for the period ended July 31, 1997 and established on the books of World Service with respect to the incurred but unreported policy claims ("IBNR Claims Reserves") and other policy liabilities (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) are, or will be, based on actuarial assumptions that are in accordance with those specified in the related Policies and (iii) meet, or will meet, the requirements of the insurance laws of the State of Texas. The reserves as set forth in this Section 11.5 shall be referred to in this Agreement as "Reserves." While the IBNR Claims Reserves shall be established as aforesaid, if the claims paid by the Reinsurer attributable to the IBNR Claims Reserves were in the aggregate more than the amount of the IBNR Claims Reserves, World Service shall reimburse the Reinsurer for the amount of the deficiency. The policy loan asset (including accrued interest and unearned interest thereon) and the due and deferred premium asset with respect to each of the Policies included in the Transferred Policies for the period ended July 31, 1997, established on the books of World Service (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied,
(ii) are, or will be, based on actuarial assumptions that are in accordance with those specified in the related Policies and (iii) meet, or will meet, the requirements of the insurance laws of the State of Texas. The policy loan asset (including accrued interest and unearned interest thereon) and the due and deferred premium asset as set forth in this Section 11.5 shall be referred to in this Agreement as "Policy Assets."

     Section 11.6. Since May 31, 1996, there has not been any material adverse change, or changes in the Transferred Policies or operations of World Service taken as a whole which in the aggregate may be deemed materially adverse or which could affect the validity or enforceability of this Agreement, consummation of the transactions contemplated hereby or compliance with the terms hereof by World Service.

     Section 11.7. World Service has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other lien or encumbrance, all systems software included in or used to process the Transferred Policies and no third party will be entitled to any payment or other benefit as a result of the transfer of the data processing system by World Service to Reinsurer in accordance with this Agreement.

     Section 11.8. There are no claims, actions, suits, investigations and administrative, arbitration or other proceedings (i) pending against World Service or Gamble with respect to the Transferred Policies or (ii) threatened against World Service with respect to the Transferred Policies. Neither World Service nor Gamble is subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body. There are no claims, actions, suits, investigations or administrative, arbitration or other proceedings pending or threatened against or affecting World Service or Gamble which individually or in the aggregate could have a material adverse effect on the Transferred Polices which could affect the validity or enforceability of this Agreement, consummation by World Service and Gamble of the transactions contemplated hereby or compliance by World Service and Gamble with the terms of this Agreement, and (ii) neither World Service nor Gamble is subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body, the result of which being subject to or of which default individually or in the aggregate could have a material adverse effect on the Transferred Polices or which could affect the validity or enforceability of this Agreement, consummation by World Service and Gamble of the transactions contemplated hereby or compliance by World Service and Gamble with the terms of this Agreement.

     Section 11.9 The manner in which the Policies were marketed, and the activities of sales organizations and personnel of the marketing company (World Service, South Texas Bankers, or any other company that performed the marketing of the subject Policies or portions thereof) will not result in any liability or obligation that is other than the Reinsured Policy Obligations. Without limiting the foregoing, there have been no promises or guarantees regarding refunds of premiums or dividend scales, dividends or surrender benefit to be paid that will result in a liability or obligation other than the Reinsured Policy Obligations. Any guarantee or promise in respect to dividends, other than as provided in the subject Policies themselves, if any, shall be deemed to be an "extra-contractual" liability or obligation. In respect to the Rainer Funeral Home, the promise or promises made by the subject sales agent was unauthorized action on his part and was isolated to that one funeral home. The reserves established in respect to the Policies as of July 31, 1997, shall include reserves to allow for the crediting of a guaranteed two percent (2%) dividend in respect to the Rainer Funeral Home policies, in order to settle and satisfy the claim made by said funeral home regarding representations made to it by the subject sales agent. The letter to be sent to certain policyholders regarding dividends as set forth in Section 13.4 below shall not result in or bring to the attention of the parties that there are other instances in which a minimum level of dividends was promised to funeral homes or policyholders, or that dividends were to be credited sooner than the Policy anniversary following the completion of the premium paying term of the Policy. Further, if significant evidence is generated that representations or promises regarding a minimum level or levels of dividends have been made on a general or broad basis, Gamble will provide sufficient funds to cover the policy reserves calculated to reserve for the obligation to pay dividends at the promised level or levels, as the case may be. If an insurance regulatory authority requires Reinsurer to increase Policy reserves or other policy liabilities based on market conduct findings, or for any other reason, then Gamble will provide sufficient funds to cover the Policy reserves or other Policy liabilities required by such authority.

     Section 11.10. World Service and Gamble are in compliance in all respects with all laws, ordinances, regulations, orders, judgments, injunctions, or decrees of any court, arbitrator or governmental authority where the failure to comply, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Transferred Policies or any term, provision or obligation of this Agreement.

     Section 11.11. The Actuarial Appraisal referred to in Section 4.1 includes all commissions which are payable to agents of World Service.
World Service is not in default under any of the terms, provisions or conditions of any contract between World Service and any of its agents, past or present. The failure of any agent who wrote business for World Service to have been duly licensed (for the type of business which such agent wrote) as an agent in the particular jurisdiction in which such agent wrote for World Service will not individually or in the aggregate have a material adverse effect on the Transferred Policies of World Service. To the knowledge of World Service, there is no actual or threatened plan on the part of any insurance agent or broker to rewrite any of the policies or contracts of insurance included in the Transferred Policies.

     Section 11.12.

(a) It has been the practice of World Service to send all communications involving policyholders directly to the affected policyholders, and the documents and records of World Service delivered to Reinsurer contain adequate information to enable Reinsurer to send written notifications or other communications directly to each policyholder whose policy or contract is included in the Transferred Policies;

(b) no master list of all or any substantial number of the holders of the Policies has been provided by World Service to any third party except to World Service's consulting actuary, and such master list is not available in the public domain; and

(c) no policyholder or group of policyholders, which individually or in the aggregate account for five percent or more of the premium income included in the Policies has threatened to terminate its or their relationship with World Service.

     Section 11.13.  With respect to each of the Transferred Policies:

(a) World Service is a party to each of such and owns all of the rights and interests of an insuring, reinsuring or ceding party, as the case may be, in and to each of such Policies, free and clear of any Lien;

(b) each of such Policies is in full force and effect and constitutes a valid and legally binding obligation of each of the parties thereto in accordance with its terms; the transactions contemplated by this Agreement will not affect the validity or binding character of any such Policy; World Service is not in violation, breach or default of any such Policy and no event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default by World Service under any such Policy and no such Policy contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

(c) such Policies are, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection;

(d) all current benefits payable by World Service under any such Policy have been paid or will be paid in the ordinary course of business under the terms of the Policies under which they arose or to the satisfaction of the parties thereto;

(e) no such Policy entitles the holder thereof or any other person or entity to receive dividends or similar benefits in which the right to receive such dividends or benefits is determined other than at the discretion of the board of directors of World Service;

(f) The underwriting standards utilized and ratings applied by World Service with respect to Policies issued by World Service conform in all material respects to customary insurance industry practices as such practices apply to the markets in which World Service has sold its policies and, with respect to any such Policy reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Policy;

(g) each of such Policy was issued and has been serviced in the ordinary course of business; and

(h) there has been no discrimination in violation of applicable insurance laws among the policyholders whose policies and contracts of insurance are included in such Policies with respect to the rates charged such policyholders for the insurance in force afforded such policyholders by such Policies.

(i) Regarding Policies owned or controlled by funeral homes known as the Prime Succession funeral homes, there is no duty on the part of World Service to honor or allow any Policy cancellation and to make payments of policy benefits due to a request for cancellation, and no duty to pay dividends to such funeral homes as policy owners other than as provided in said subject Policies, whether the absence of such duty arises from a binding and enforceable agreement between World Service and Prime Succession or otherwise.

     Section 11.14. The Documents and Records are accurate and complete in all material respects and there are no deficiencies in the Documents and Records which could reasonably be expected to have a material adverse effect on either Reinsurer's satisfaction of its obligations in respect of the Policies or the servicing by Reinsurer of the Policies in accordance with customary insurance industry practices. There are no facts or other circumstances that would prevent the Reinsurer (or which raises a material probability that the Reinsurer might be prevented) from servicing the Policies in accordance with customary insurance industry practice and in the manner in which the Policies has serviced prior to the date hereof.

     Section 11.15. As of the date hereof, neither this Agreement nor any certificate or document furnished by World Service to Reinsurer in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

     Section 11.16. Survival of Representations and Warranties. The representations and warranties of World Service and Gamble contained in this
Article XI and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured and assumed hereunder have been discharged or otherwise expire.

                                  Article XII

                  Representations and Warranties of Reinsurer

     Reinsurer hereby represents and warrants to World Service that:

     Section 12.1. Organization and Existence. Reinsurer is a Texas-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Texas. Reinsurer has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

     Section 12.2. Qualification and Power. Reinsurer is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

     Section 12.3. Validity: No Violation. This Agreement is a valid and binding obligation of Reinsurer, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor Reinsurer's compliance with any of the provisions of this Agreement, will:

(a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Reinsurer, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which Reinsurer is a party or by which it may be bound;

(b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Reinsurer or to any of its properties or assets; or

(c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of Reinsurer to be accelerated or increased.

     Section 12.4. Survival of Representations and Warranties. The representations and warranties of Reinsurer contained in this Article XII and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured and assumed hereunder have been discharged or otherwise expired.

                                 Article XIII

                 Covenants and Conditions Precedent to Closing

     Section 13.1. The obligations of each of the parties hereto to proceed with the Closing are subject to the fulfillment (unless waived by each party in writing), prior to or at the Closing, of each of the following conditions:

(a) No suit, action or other proceeding shall have been initiated and be pending or be threatened by any governmental agency in which it is sought to restrain, prohibit, invalidate, modify or condition, or set aside, the transactions contemplated by this Agreement, and no statute, rule or regulation having such effect shall have been promulgated or enacted, nor shall any such suit, action or proceeding have been initiated by any other third party not affiliated with the parties hereto in which such third party shall have obtained preliminary or permanent injunctive relief or which, in the opinion of counsel to either party, has a reasonable likelihood of success; provided, however, that each party shall use reasonable efforts in good faith to cause such suit, action or proceeding, or the threat thereof, to be dismissed or withdrawn, to cause such injunction to be dissolved or vacated or to cause such statute, rule or regulation to be repealed or rescinded.

(b) The receipt of the approval of this Agreement from the Alabama Department of Insurance, provided however, if such approval is not received on or before Closing and Closing occurs anyway by consent of the parties hereto, such Closing shall be "subject to" receipt of such approval, and in the event such approval is not received within sixty
     (60) days following Closing, the Closing shall be rescinded and the parties shall be restored to the their respective positions immediately prior to Closing. Regarding regulatory approvals of the form of said Assumption Certificate that may be required from the Alabama Department of Insurance and the insurance departments of other states in which the holders of the Transferred Policies reside, Reinsurer shall promptly seek such regulatory approval, but such regulatory approvals shall not be a condition precedent to Closing. If any such regulatory authority fails to give the necessary approval within six months of the Closing Date, then the affected policies will remain the obligation of World Service pursuant to the Coinsurance Agreement and such policies shall be subject to the provisions of Section 17.4 hereunder. In the event this Agreement is rescinded or becomes subject to rescission for any reason prior to the issuance by Reinsurer of Assumption Certificates to any Policies, the Reinsurer shall thereupon be relieved of its obligation to proceed with the issuance of such Certificates.

     Section 13.2. The obligations of World Service and Gambles to proceed with the Closing are subject to the fulfillment (unless waived by Reinsurer in writing), prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties of Reinsurer contained in Article XII of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

(b) Reinsurer shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) Reinsurer shall have delivered to World Service a certificate dated the Closing Date and signed by the chairman, president or a vice president of Reinsurer certifying to the fulfillment of the conditions specified in this Section 13.2.

(d) Reinsurer shall have delivered to World Service at the Closing such other documents as World Service may reasonably request.

     Section 13.3. The obligations of Reinsurer to proceed with the Closing are subject to the fulfillment (unless waived by Reinsurer in writing), prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties of World Service and Gamble contained in Article XI and elsewhere in this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

(b) World Service and Gamble shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) World Service and Gamble shall have delivered to Reinsurer a certificate dated the Closing Date and signed by the president or a vice president of World Service and by Jeffrey Mark Gamble certifying to the fulfillment of the conditions specified in this Section 13.3.

(d) World Service and Gamble shall have delivered to Reinsurer at the Closing such other documents as Reinsurer may reasonably request.

     Section 13.4.  Certain Post Closing Covenants.

(a) Gamble agrees that he shall cause World Service to send a letter to certain of its policyholders (as hereinbelow identified) on the subject of dividends, in form and substance like the letter attached hereto as
     Exhibit 13.4. The letter shall be mailed by Reinsurer in its role as administrator, the cost of which shall be reimbursed by Gamble in accordance with the agreement now existing between World Service and Reinsurer for the extra-administrative work performed by Reinsurer in connection with the settlement agreement between World Service and the TDI and TDB mentioned elsewhere in this Agreement. The purpose and effect of the letter will be to advise such policyholders of the current level of dividends, that the declaration and paymber of dividends are in the discretion of the Company's Board of Directors and that the declaration and payment of same are governed by the terms of the subject policies. Such letter shall be mailed by Reinsurer promptly following the Closing Date to funeral homes in Alabama that are owners of Policies (excluding so-called "Prime Succcession" funeral homes).

(b) Gamble will furnish to Reinsurer his Financial Statement consisting of a balance sheet prepared in conformity with generally accepted accounting principles applied on a consistent basis in sufficient detail, including footnotes, explanations and qualifications sufficient to cause such Financial Statement to present fairly, accurately and completely the financial condition of Gamble as of the date of such Financial Statement. Such Financial Statement shall be as of the end of each calendar year, and shall be furnished to Reinsurer no later than February 15 falling next thereafter, and shall be signed by Gamble to certify as follows:

          "I do hereby certify that the foregoing Financial Statement is furnished to Reinsurer for the purpose of complying with our obligation under that certain Assumption Reinsurance Agreement dated August 1, 1997, that the information contained in the Financial Statement is true, correct and complete in all material respects, and does not fail to disclose any liabilities or claims against Gamble that would have a material adverse effect on their financial condition."

     In addition to such Financial Statement, Gamble shall furnish to Reinsurer a copy of his Individual Federal Income Tax Return as filed with the Internal Revenue Service within ten (10) days from the date on which same is filed. If such Return is not filed on or before April 15 of each year based on any such application for an extension of time within which to file such Tax Return, a copy of such extension application shall be furnished to Reinsurer within ten (10) days following the filing of same with the Internal Revenue Service.

     If the assets of Gamble include another business, corporation or enterprise owned or controlled by Gamble which is required to file a Federal Income Tax Return, a copy of same shall be furnished to Reinsurer in the same manner and timetable as set forth above regarding Gamble's Individual Tax Return.

     Promptly upon Reinsurer's request therefor, Gamble shall provide Reinsurer with such additional information regarding Gamble's financial condition and status as Reinsurer may from time to time reasonably request. All information furnished to Reinsurer concerning Gamble's financial condition has been, and in respect to information furnished hereafter, will be true, correct, complete, valid and genuine in all respects.

(c) If Gamble furnishes a financial statement to any person or entity at any time subsequent to the Effective Date hereof, he shall furnish a copy of same to Reinsurer within five (5) days thereafter.

(d) In the event of a cancellation of the Policies deemed to be owned as a "group," $45 per policy (grading down) will be paid by Gamble to Reinsurer as an agreed-upon reimbursement of a corresponding portion of the ceding fee. This amount shall be withdrawable from the Escrow Fund. The $45 per policy amount will grade down by $1.00 per calendar month, beginning with the first full calendar month following the Effective Date hereof (but not below $20 per policy). A "group" for purposes of this sub-section is defined as any situation in which a single owner (such as a funeral home) owns or controls ten (10) policies or more. A group cancellation is defined as any situation in which the group owner cancels or surrenders, within a period of 12 months, 10% or more of the total policies owned by the owner, provided such number is at least five (5) policies.

(e) In the event a claim is made that a refund or payment is due to a policyowner that is larger than the cash surrender value of the subject policy or policies because of a promise or commitment previously made by World Service (or its predecessor or affiliate) or any of their marketing personnel, Gamble will reimburse Reinsurer the difference between the amount of the claim and the amount of the cash value as of the effective date of determining such difference, the reimbursement to be made at the time of the payment of the claim by Reinsurer. The payment of same shall be made out of the Escrow Fund and shall be subject to the Adjudication Rules set forth in Section 15.7.

(f) In the event a claim with supporting evidence is made that payments have been made on a policy in excess of the amount reflected on the records of Reinsurer (prior to May 31, 1996), Gamble shall reimburse Reinsurer for the difference between the amount of the claim and the amount of the payments received by Reinsurer based on the applicable records. The payment of same shall be made out of the Escrow Fund and shall be subject to the Adjudication Rules set forth in Section 15.7.

(g) In the event a life insurance policy is subject to being treated as though it is an annuity based on the circumstantial evidence, Gamble shall reimburse Reinsurer the difference between the amount claimed, or the reserve required, as the case may be, and the cash surrender value of the subject policy. Also, the value of the policy (the above $45 per policy, grading down as stated above in sub-section (d)) will be payable to Reinsurer by Gamble. In other instances in which there is a discrepancy between the amount due based on the Reinsured Policy Obligation and the amount claimed, or based on instances in which the records of the company or the policy data disagree with the basis of the claim, Gamble shall reimburse Reinsurer the amount of the difference. Such reimbursement shall be made out of the Escrow Fund and shall be subject to the Adjudication Rules set forth in Section 15.7.

(h) In respect to the settlement agreement entered into between World Service, Reinsurer, the TDI and the TDB, dated July 18, 1997, Gamble will provide the funds to effect the implementation thereof and comply in all respects with the obligations under said settlement agreement. In addition, World Service will pay to Reinsurer for its services pursuant to the agreement between Reinsurer and World Service to perform the identified services (outside of the scope of its role under the administrative services agreement or its duties as administrator of the subject Policies following the assumption of the subject Policies). While the parties expect that the implementation of such settlement agreement will eliminate many of the issues that have arisen in respect to differences between Reinsured Policy Obligations and claims by policyholders and/or funeral homes, in the event differences not covered by such settlement agreement arise in the future, such differences shall be addressed as subject to reimbursement in accordance with representations and warranties and other provisions of this Agreement.

(i) Gamble shall pay an amount at Closing to Reinsurer that will reduce the principle balance due on that certain mortgage loan to Kent Gamble (Loan Number ML0218012, one of the mortgage loans transferred to Reinsurer in connection with the Coinsurance Agreement) to $245,000.

(j) Gamble shall pay the "July" settlement amount, if any, of the Coinsurance Agreement within 15 days following receipt of same, said settlement being the amount required to settle accounts between Reinsurer and World Service, which has been routinely presented on a monthly schedule by Reinsurer to World Service, and it is expected that the July settlement statement will not be ready by Closing Date, so that the amount payable by World Service, if any, will not be known until a subsequent date shortly thereafter.

     Section 13.5 Rescission. If this Agreement is rescinded for any reason, the parties shall be restored to the position they held under the Coinsurance Agreement, except that Reinsurer shall have 100% of the Reinsured Policy Obligations beginning on the Effective Date hereof, and the claims that were settled and the reserves and ceding fee matters that were transferred pursuant to Sections 4.1 and 4.2 shall not be reversed, i.e., such settlements and transfers shall be deemed to represent the considerations for the increase of the reinsurance from 91.42% to 100%.
Such rescission, therefore, will have the effect of returning the relationship between Reinsurer and World Service to a coinsurance relationship whereby Reinsurer's portion is 100% of the Policy Obligations. This Agreement may be rescinded by any party hereto based on fraudulent or materially misleading conduct by another party but for which the defrauded or misled party would not have entered into this Agreement.

                                  Article XIV

                                    Closing

     Section 14.1. Time and Location. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at such date, time, and location as the parties hereto shall all agree or, in the absence of such agreement, at 2 p. m. Local Time on August 8, 1997, at the offices of Reinsurer ("Closing Date").

     Section 14.2. Deliveries by World Service. At Closing World Service shall deliver to Reinsurer the following:

(a) an accounting in contract level detail as to the Transferred Policies, including a detail listing of the Policies,

(b) Any premiums or other receipts, if any, received by World Service in connection with the Transferred Policies attributable to any premiums or other amounts due or payable on or after the Effective Date,

(c) All amounts due and payable to Reinsurer by World Service and Gamble as of the Closing Date as provided in this Agreement, or under the Coinsurance Agreement, and

(d)  The certificate contemplated under Section 13.3(c).

     Section 14.3. Deliveries by Reinsurer. At Closing Reinsurer shall deliver to World Service and the following:

(a)  The certificate contemplated under Section 13.2(c)

     Section 14.4. Interest. All amounts due at Closing shall bear interest at the rate of seven percent (7%) per annum beginning on August 1, 1997, computed to, but not including, the Closing Date, provided the amounts, plus interest, are paid by wire transfer prior to noon on Closing Date, but if such amounts, plus interest, are paid after noon on the Closing Date, such interest shall be computed from August 1, 1997, to, but not including, the first business day falling after Closing Date.

                                  ARTICLE XV

                                INDEMNIFICATION

     Section 15.1 Losses. As used in this Agreement, "Loss" and/or "Losses" shall mean all claims, lawsuits, proceedings by insurance regulatory authorities or the TDB or any other regulatory authority, investigations, expenses, settlements, assessments, obligations, damages, losses, deficiencies, interest, late charges, adjustments, costs, judgments, payments, liabilities, refunds, taxes, fines and penalties, including, without limitation, costs and expenses of litigation and reasonable attorneys' fees, reasonable actuarial and accounting fees and reasonable costs of investigations.

     Section 15.2 Indemnity by Gamble. Gamble shall indemnify, defend and hold harmless Reinsurer and Reinsurer's subsidiaries and affiliates including, without limitation, its officers, directors, employees and shareholders and those of its subsidiaries and affiliates from and against Losses that arise out of:

          (a) the non-performance of any covenants, agreements, obligations or commitments contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto required to be performed by World Service or Gamble; or

          (b) the fact that any representation or warranty made by World Service or Gamble contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto was untrue as of the Closing Date (determined as if such representation or warranty had been made as of the Closing Date).

     Section 15.3 Indemnity by Reinsurer. Reinsurer shall indemnify, defend and hold harmless Gamble from and against Losses that arise out of:

          (a) the non-performance of any covenants, agreements, obligations or commitments contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto required to be performed by Reinsurer; or

          (b) the fact that any representation or warranty made by Reinsurer contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto was untrue as of the Closing Date (determined as if such representation or warranty had been made as of the Closing Date).

     Section 15.4 Payment. Payment required to be made to any party entitled to indemnification hereunder shall be made within ten days after receipt of an invoice or claim ("claim") therefor from a party seeking indemnification. In the event of any dispute with respect to a party's obligation to make any such payment, the parties shall use their best efforts to resolve such dispute as promptly as practicable. In any event, however, that the claim made by a party entitled to indemnification hereunder is not paid in full within said 10 day period, such party (the "Indemnity" as hereinafter defined) shall be entitled to initiate arbitration proceedings in accordance with the "Arbitration Agreement" attached hereto as Exhibit 15.4 and made a part hereof. Any such payment amount shall include interest thereon at the rate of ten percent (10%) per annum which shall accrue beginning on the first day of the obligation that resulted in a finding that an amount became payable, and shall continue to accrue until paid.

     Section 15.5 Notice. Any person, corporation or other legal entity entitled to indemnification under this Agreement, as the case may be, making a claim under this Article XV is hereinafter referred to as the "Indemnitee" and the party against whom such claim is asserted under Article XV is hereinafter referred to as the "Indemnitor". All claims by any Indemnitee under this Article X shall be asserted by Indemnitee delivering or causing to be delivered, to Indemnitor, a written notice (the "Claim Notice") describing in reasonable detail the facts or circumstances which may result in a claim of Loss. (Such claim of Loss is hereinafter referred to as an "Asserted Liability.") Indemnitee shall use reasonable efforts to give the Claim Notice not later than the earlier of:

          (i) Three months after the time at which Indemnitee is notified in writing, actually becomes aware of or otherwise obtains actual knowledge of any action, proceeding, investigation, demand or claim (whether actual or threatened) or any other circumstance or state of facts which could give rise to an Asserted Liability, or

          (ii) With respect to any Asserted Liability which has become the subject of proceedings before any court or tribunal or in which Indemnitee has been served with legal process within such time as would allow Indemnitor to timely file responsive pleadings in such proceeding or action.

     If a claim is not given by the Indemnitee as herein provided, the Indemnitee shall be entitled to indemnification hereunder (i) if the Indemnitee can establish that the time elapsed between the time the Claims Notice should have been given pursuant to this Agreement and the actual giving of the Claims Notice is reasonable under all the circumstances, (ii) to the extent that the Indemnitee can establish that the Indemnitor has not been prejudiced by such time elapsed or (iii) if the Indemnitee can establish that the Indemnitor received actual notice of such Asserted Liability from a party other than the Indemnitee within the time periods specified in this Agreement or that the receipt of such notice satisfies the requirements of either clause (i) or (ii) of this paragraph.

     Section 15.6  Defense of Claims.

          (a) Subject to the limitations hereinafter set forth, Indemnitor shall have the right to control the contest of any Asserted Liability and shall defend, at its own expense and by its own counsel, any Asserted Liability. If Indemnitor does not notify Indemnitee in writing within sixty days after receipt of the Claim Notice, or within the time period prior to the date on which responsive pleadings must be filed, whichever is less, that it elects to undertake the defense thereof, Indemnitee shall have the right to defend the Asserted Liability with counsel of its choosing reasonably satisfactory to Indemnitor. Even in the event that Indemnitor does not notify Indemnitee that it elects to undertake the defense of an Asserted Liability within the applicable time periods set forth in this Agreement, Indemnitor shall have the right to assume the defense of such Asserted Liability, and to select counsel reasonably satisfactory to Indemnitee, at any time prior to settlement or final determination thereof; provided, however, that in such event Indemnitor shall be responsible for and shall pay (or reimburse Indemnitee for) the fees and expenses of counsel employed by Indemnitee prior to Indemnitor's assumption of the defense of any such Asserted Liability.

          (b) In the event that Indemnitor commences or thereafter assumes the defense of any Asserted Liability as provided in this Agreement, Indemnitee shall have the right to employ separate counsel with respect to such claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Indemnitee shall be at the expense of Indemnitee unless the employment of such counsel has been specifically authorized in writing by Indemnitor.

     Section 15.7 Escrowed Funds. An escrow fund in the initial amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) ("Escrow Fund") will be established by the payment by Gamble to Reinsurer at Closing to cover on-going differences between Reinsured Policy Obligations and other liabilities or claims asserted or threatened against Reinsurer which Reinsurer elects to pay out of the escrow fund. The "Adjudication Rules" applicable to claims payable out of the Escrow Fund shall be as follows. Prior to paying same, Reinsurer shall provide written notice to Gamble (or their designated agent) in effect requesting approval to make the payment and setting a time limit for receipt of approval or disapproval in writing from such agent, the time limit to be not less than twenty-four hours but longer if the circumstances permit (not to exceed three business days). If said agent approves the making of the payment, or fails to respond as aforesaid within said time limit, Reinsurer shall make the payment in accordance with said request. If said agent disapproves the making of such payment, Gamble shall be liable for all consequences resulting therefrom, and shall indemnify, defend and hold harmless Reinsurer against all "Losses" as a result thereof as defined and set forth in Article XV hereof. If Reinsurer elects to make such payment notwithstanding disapproval as aforesaid, Reinsurer shall provide prompt notice thereof to Gamble, in which case Gamble may protest the payment of same out of the Escrow Fund by giving notice pursuant to the Arbitration Agreement, thereby initiating an arbitration proceeding regarding such matter. In respect to the arbitration of such matter, the Arbitrating Panel shall presume that Reinsurer's payment was justified and should have been made, and give weight to the practical need to make payments when the amount in controversy is relatively low, compared to the costs and risks of engaging in a contested claim process with the claimant, and Gamble shall have the burden of proof before the Arbitrating Panel. The amount in the Escrow Fund shall be replenished by Gamble within ten days following notice from Reinsurer that it has fallen below the "minimum" amount. The minimum amount shall be the initial $100,000, declining $1,000 per month, except that it shall not decline below $50,000. The fund shall be entrusted to Reinsurer, in trust, to hold for Gamble as the owner thereof, pursuant to this Agreement, and Gamble shall be credited with the interest income earned thereon. Said Escrow Fund shall be maintained in a money market account selected by Reinsurer. The balance remaining in the Escrow Fund shall be returned to Gamble upon the expiration of a thirty-six-month period when there has been no claim made that is the subject of reimbursement from the Escrow Fund as provided herein. The fact that a claim is paid or settled out of the Escrow Fund shall not relieve Gamble from its duty to indemnify, defend and hold harmless Reinsurer as provided in this Agreement to the extent of any "Loss" (as defined in this Article
XV)  in excess of the amount paid from the Escrow Fund.

     Section 15.8 Cooperation. After the Closing Date, Reinsurer, World Service and Gamble shall each cooperate fully with the other (including, without limitation, affording the other an opportunity to participate in the defense) as to all Asserted Liabilities, shall make available to the other as reasonably requested all information, records and documents relating thereto and shall preserve all such information, records and documents until the termination of any claim. Reinsurer, World Service and Gamble shall each also make available to the other, as reasonably requested, its personnel, agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such Asserted Liability.

     Section 15.9 No Insurance. The indemnifications provided in this Agreement shall not be construed as a form of insurance and shall be binding upon and inure to the benefit of Reinsurer, and Gamble; and the indemnification provisions shall apply with full force and effect notwithstanding the fact the Indemnitee has insurance covering all or a portion of the Losses.

     Section 15.10 Reinsurer Not Indemnitor of World Service. It is expressly agreed that Reinsurer has no duty to indemnify, defend or hold harmless World Service or any of its subsidiaries, affiliates, shareholders, officers, directors, agents or employees (except Gamble, and then only as expressly provided in this Agreement).

     Section 15.11 World Service Not Indemnitor of Reinsurer. It is expressly agreed that World Service has no duty to indemnify, defend or hold harmless Reinsurer or any of its subsidiaries, affiliates, shareholders, officers, directors, agents or employees.

                                  ARTICLE XVI

                            SURVIVAL OF OBLIGATIONS

     Unless otherwise specifically set forth in this Agreement or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, all covenants, representations and warranties and other obligations of the parties hereto as expressed in this Agreement shall survive indefinitely). Any obligation resulting from or arising out of the non-performance of any such covenant, agreement, obligation or commitment or of any representation or warranty being untrue as of the Closing Date as to which a written notice of possible Loss shall have been given to the indemnifying party in accordance with the requirements of Article XV hereof shall survive, as to matters identified with particularity in such notice, until the resolution of the matters referred to therein. Unless otherwise specifically set forth herein or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, in case of any representation or warranty being untrue as of the Closing Date or any non-performance of any covenant, agreement, obligation or commitment contained in this Agreement, or in any exhibit, schedule, certificate or other agreement delivered pursuant hereto, the exclusive remedy therefor shall be indemnification pursuant to Article X hereof, except to the extent the remedy of specific performance may be available under applicable equitable principles.

                                 Article XVII

                           Miscellaneous Provisions

     Section 17.1.  Solicitation of Other Offers.  Prior to the earlier of
(i) the termination of this Agreement as herein provided and (ii) the Closing, World Service may not solicit or receive and may not consider other offers to purchase all or any portion of the Transferred Policies.

     Section 17.2. Publicity. Except as may otherwise be required by law, no news release, statement, announcement or other public disclosure of or concerning this Agreement or the transactions contemplated hereby shall be made by either World Service or Reinsurer without obtaining the written approval thereof by the other party hereto in advance. World Service and Reinsurer will cooperate in the development and distribution of any and all news releases, statements, announcements and other public disclosures of or concerning this Agreement or the transactions contemplated hereby.

      Section 17.3. Access and Confidentiality. During the period between the termination of this Agreement as herein provided and the Closing, Reinsurer's designated representatives, accountants, attorneys and agents shall have and be afforded reasonable access during normal business hours to any and all documents, instruments, agreements and other books, records and properties of World Service constituting a part of, evidencing or otherwise relating in any way to the Transferred Policies. All information obtained by Reinsurer during the course of its investigation and review of the Transferred Policies, except for information generally available to the public other than as a result of a disclosure by World Service or its representatives or otherwise available to Reinsurer or its representatives on a non-confidential basis (the "Confidential Information"), will be treated by Reinsurer as confidential and will not be disclosed by Reinsurer to any third party without the prior written consent of the World Service; provided, however, that all or any portion of the Confidential Information may be disclosed by Reinsurer or its designated representatives, accountants, attorneys and agents (i) to the extent required by applicable law or legal process or (ii) to any third party associated with Reinsurer including, but not limited to, any prospective source of financing, who needs to know the Confidential Information in order to evaluate the transactions contemplated hereby or assist Reinsurer in conducting any such evaluation. Reinsurer will inform its designated representatives, accountants, attorneys and agents of the confidential nature of the Confidential Information and will direct all of such persons to treat the Confidential Information as confidential.

     Section 17.4. Certain Coinsurance Arrangements. With respect to each state or other jurisdiction in which Reinsurer is not licensed and where licensing would be required in order for Reinsurer to assume and service the Transferred Policies in such state or other jurisdiction as contemplated herein ("non-licensed state"), World Service will retain such policies and Reinsurer and Reinsurer's share shall increase, effective on the Closing Date, to one hundred percent (100%) of such risks as provided herein. Reinsurer will be responsible for performing all administrative tasks associated with servicing, conserving and maintaining the Policies subject to the coinsurance agreement in accordance with the Administrative Service Agreement presently existing between Reinsurer and World Service. Once Reinsurer has obtained the appropriate license in such non-licensed state Reinsurer shall assume the subject policies within such state.

     Section 17.5. From and after the Effective Date, neither World Service nor Gamble shall make, or authorize or participate in any way in the making of, any communications with the holders or beneficiaries of the Transferred Policies. Any communications that World Service or Gamble desires or needs to make shall be done by Reinsurer and, subject to Reinsurer's approval, inquiries or other communications received by World Service or Gamble shall be promptly referred to Reinsurer for handling. Neither World Service nor Gamble shall participate in or facilitate in any way any effort on the part of any person or entity to replace or "re-write" any of the Transferred Policies.

     Section 17.6. Amendment. This Agreement may be amended only by a written instrument executed by all of the parties hereto. No oral agreement, efforts to negotiate an agreement, or oral agreement to make an agreement, shall be binding on any party unless and until the same is reduced to writing and signed by the parties hereto, and duly delivered as an executed amendment hereto, and no party shall be entitled to rely on any promises or discussions to the contrary.

     Section 17.7. Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, if the assignment is to an entity other than an affiliate of Reinsurer.

     Section 17.8. Broker Fees. Each party hereby represents and warrants that it has not taken any action that would impose on any other party hereto liability for payment of any broker, finder, or similar fee in connection with the origin, negotiation, execution, or performance of this Agreement.

     Section 17.9. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 17.10. Entire Agreement. This Agreement constitutes the entire understanding of the parties pertaining to the subject matter contained in this Agreement and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings of the parties. The parties specifically agree that if there are any oral or written agreements, commitments or understandings which are not incorporated in this Agreement or documents expressly contemplated by this Agreement, the same are expressly waived.

     Section 17.11. Exhibits and Schedules. All exhibits and schedules attached to and referenced in this Agreement are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

     Section 17.12. Expenses. Each party shall pay all of its own costs, fees, and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     Section 17.13.  Governing Law and Venue.   This Agreement is
performable in Harris County, Texas, which shall be a proper place of venue for suit on or in respect to this Agreement. World Service and Gamble irrevocably agree that any legal proceeding in respect to this Agreement shall be brought in the district courts of Harris County, Texas, or the United States District Court for the Southern District of Texas, Houston Division (collectively the "Specified Courts"). World Service and Gamble irrevocably submit to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. World Service and Gamble hereby WAIVE, to the fullest extent permitted by law, any objection which they, or any one of them, may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related document brought in any Specified Court, and hereby further irrevocably WAIVE any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. World Service and Gamble further irrevocably consent to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to World Service and Gamble, or any one of them, as the case may be, at their respective addresses as provided in this Agreement or as otherwise provided by Texas law. Nothing herein shall affect the right of Reinsurer to commence legal proceedings or otherwise proceed against World Service, Gamble, or any one of them, in any jurisdiction or to serve process in any manner permitted by applicable law. World Service and Gamble agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

     Section 17.14 Attorney's Fees. In the event any party hereto incurs any legal, accounting, actuarial, or investigatory fees or costs, or costs of judicial proceedings, for the purpose of, or in connection with, enforcing or defending its rights under this Agreement that are not reimbursed as part of the "Loss" as provided in Article XV, then the prevailing party in such legal contest shall be entitled to reimbursement for same to the extent that such fees or costs are reasonable and attributable solely to such enforcement or defense activities.

     Section 17.15. Headings. The captions and headings of this Agreement are included for purposes of convenient reference only and shall not affect the construction or interpretation of this Agreement.

     Section 17.16. Rights Cumulative; Delay Not a Waiver. Reinsurer's exercise of any right, benefit or privilege under this Agreement or any of the documents or any other papers related to this Agreement or at law or in equity shall not preclude the concurrent or subsequent exercise of any of Reinsurer's other present or future rights, benefits or privileges. The remedies provide in this Agreement are cumulative and not exclusive of any remedies provided by law, this Agreement or any other documents of papers related to the Agreement. No failure by Reinsurer to exercise, and no delay in exercising, any right under this Agreement or any document or any other papers related to this Agreement shall operate as a waiver thereof.

     Section 17.17. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be liberally construed so as to carry out the intent of the parties to it.
Each waiver in this Agreement is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Reinsurer for having bargained for and obtained it.

     Section 17.18. Notices. Any notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally (including overnight delivery service) or by facsimile transmission to the party to whom notice is given, or on the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

     (a)  World Service Life Insurance Company of America
          Attn:  Mr. Jack G. Heffington
          Vice Chairman/General Counsel
          300 South Jefferson Street
          Winchester, TN 37398

          FAX:   (615) 962-4926

     (b)  Reinsurer:

          American Capitol Insurance Company
          Attn:  Mr. William F. Guest, Chairman
          10555 Richmond Avenue
          Houston, Texas 77042

          FAX: (713) 953-7920

     (c)  Jeffrey Mark Gamble
          300 South Jefferson Street
          Winchester, TN 37398

          FAX:   (615) 962-4926

Any party to this Agreement may change the address to which notice is to be delivered under this Section 17.18 by delivering written notice to that effect to the other party in accordance with this section. Any document delivered via facsimile transmission shall be treated as though it is an original for all purposes.

     Section 17.19. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

     Section 17.20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 17.21. Third Party Beneficiaries. Except as to the holders of the Policies, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement or give any third person any right of subrogation or action against any party to this Agreement.

     Section 17.22. Waiver of Compliance. The party for whose benefit a warranty, representation, covenant, or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in the Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party and any defaults under this Agreement. A waiver shall not affect or impair, however, the waiving party's rights with respect to any other warranty, representation, or covenant or any default hereunder not specifically waived, nor shall any waiver constitute a continuing waiver.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date above note.

WORLD SERVICE LIFE INSURANCE COMPANY OF AMERICA

By:/s/Jack G. Heffington
      -------------------------------
     Jack G. Heffington
     Vice-Chairman/General Counsel


AMERICAN CAPITOL INSURANCE COMPANY

By:/s/William F. Guest
    ------------------------------
     William F. Guest, Chairman


JEFFREY MARK GAMBLE

By:/s/Jeffrey Mark Gamble
   ------------------------------
     Jeffrey Mark Gamble